Exhibit 99.1

SYNTHETECH ANNOUNCES FISCAL 2008 RESULTS

Albany, Oregon, June 4, 2008 – Synthetech, Inc. (NZYM.OB) today announced financial results for its fiscal fourth quarter and fiscal year, which ended March 31, 2008.

For the fourth quarter ended March 31, 2008, revenue was $4.6 million, a 7% increase from revenue of $4.3 million for the same period last year.  Gross income for the current quarter was $1.1 million, compared to gross income of $1.2 million for the same period last year.  Operating income for the current quarter was $128,000, compared to $314,000 for the same period last year.  Net income for the fourth quarter ended March 31, 2008 was $113,000, or $0.01 per share, compared to $282,000, or $0.02 per share, in last year’s corresponding period.

The Company reported revenue of $14.6 million for fiscal 2008, a 13% increase from revenue of $12.9 million in fiscal 2007.  Gross income in fiscal 2008 was $2.9 million, compared to gross income in fiscal 2007 of $3.6 million.  Operating loss in fiscal 2008 was $1.1 million, compared to operating income in fiscal 2007 of $242,000.  Net loss for fiscal 2008 was $1.2 million, or $0.08 per share, compared to net income for fiscal 2007 of $193,000, or $0.01 per share.

International sales, principally to Western Europe, were $5.7 million and $4.4 million in fiscal 2008 and 2007, respectively. International sales, like all of Synthetech's revenues, are subject to significant quarterly fluctuations based on the timing of customer’s projects as they progress through the clinical trials process.

Financial results for the fourth quarter and full year of fiscal 2008 were disappointing.  Production process difficulties reduced revenue and increased per unit costs, significantly hindering financial results.  Management estimates that manufacturing difficulties related to certain customer projects reduced fiscal 2008 gross margins by approximately $1.7 million.  Synthetech is continuing to address weaknesses in its manufacturing processes.

Research and development expense for fiscal 2008 compared to fiscal 2007 increased $245,000, primarily due to increased compensation and related costs arising from budgeted increases in the number of chemists employed by Synthetech, and general increases in salaries and benefits.  These changes were made primarily in response to improving business conditions and the need to provide competitive compensation packages.

Selling, general and administrative expense for fiscal 2008 compared to fiscal 2007 increased $321,000, primarily as the result of the planned addition of a new senior sales position in April 2007, an increase in consulting fees related to the implementation of Section 404 of the Sarbanes-Oxley Act and an increase in stock-based compensation expense.

The Company’s cash and cash equivalents were $1.1 million at March 31, 2008, compared to $259,000 at March 31, 2007.    As of March 31, 2008, Synthetech’s working capital was $4.4 million, compared to $5.6 million at March 31, 2007.  The decrease in working capital between the two periods is primarily the result of the fiscal 2008 net loss of $1.2 million.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)
	Three Months Ended March 31,		Year Ended March 31,
(in thousands, except per share data)	2008	2007	2008	2007

Revenue	$4,557	$4,256	$14,561	$12,910
Cost of revenue	3,437	3,030	11,707	9,269
Gross income	1,120	1,226	2,854	3,641

Research and development	380	277	1,362	1,117
Selling, general and administrative	612	635	2,603	2,282

Operating income (loss)	128	314	(1,111)	242

Interest income	4	7	20	35
Interest expense	(19)	(39)	(83)	(85)
Income (loss) before income taxes	113	282	(1,174)	192

Income tax benefit	-	-	-	(1)
Net income (loss)	$113	$282	$(1,174)	$193

Basic and diluted income (loss) per share	$0.01	$0.02	$(0.08)	$0.01

Commenting on the financial results, Dr. Gregory Hahn, President and COO, stated, “We planned fiscal 2008 to be a year of building personnel and infrastructure to support future market demand and sales strategies and were disappointed by the impact of specific production difficulties on financial results for the fourth quarter and full year.   We have committed significant resources from management, R&D and manufacturing to the resolution of these issues, solutions for which include improved consistency from production procedures, increased technical oversight of projects and adjusted production culture.  While continuing to address production challenges, we are encouraged by fiscal 2008 revenue growth of 13% over fiscal 2007.  Synthetech’s order backlog as of March 31, 2008 was approximately $9.9 million, or 68% of fiscal 2008 revenue, and represents Synthetech’s largest year-end backlog since 1998.  We expect the majority of these customer orders to ship during the first half of fiscal 2009.  During fiscal 2008, while revenue from our traditional pharmaceutical markets continued to grow, Synthetech diversified its customer base to include two projects from the medical device sector.  We believe that each of these sectors is poised for additional growth in fiscal 2009.”

Dr. Daniel Fagan, Chairman and CEO stated “Fiscal 2008 represents our second consecutive year of increasing sales and our strong end-of year backlog points to a positive start for fiscal 2009.  We continue to plan for growth by increasing our sales efforts and R&D and manufacturing capabilities as permitted.   In May 2008, we borrowed $550,000 to expand Synthetech’s large-scale reactor capacity and to install a distillation column, in order to meet increased customer demand and permit the recycling of certain spent solvents for cost and waste reduction.  I am excited to see Synthetech expanding its production capacity in response to expanding market opportunities.”

Management anticipates that Synthetech’s revenue will continue to be volatile from period to period.  Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects.  Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues.  As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

About Synthetech
Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry.  Synthetech’s products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer’s clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases.

Forward-Looking Statements
This press release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; market conditions and opportunities; opportunities in the medical device sector; the timing and amount of shipments; resolution of manufacturing process difficulties.  Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following:  Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of a significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; potential period-to-period revenue or expense fluctuations; production factors and timely access to raw materials; industry cost factors and conditions; competition; government regulation; labor disputes; technological changes; and international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2007, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations.  Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations.  Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:
Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO
PO Box 646
Albany, Oregon 97321